February 6, 2008

Tri-State Title & Escrow
8381 OLD COURTHOUSE ROAD #140
VIENNA , VA 22182
Attention of Johnnie Zarecor

Re: Escrow Agreement

Gentlemen:

This agreement will set forth the terms pursuant to which Barron Partners, L.P. (“Barron Partners”) will deposit into escrow with you (the “Escrow Agent”) the sum of Three Million three hundred thousand dollars ($3,300,000) and EOS Holdings, LLC (“EOS”, together with Barron, the “Investors”) will deposit into escrow with you (the “Escrow Agent”) the sum of one hundred thousand dollars ($100,000) for disbursement in connection with a financing for Shaanxi Tianren Organic Food Company, Ltd. pursuant to a proposed securities purchase agreement (the “Purchase Agreement”). The escrow deposit, together with accrued interest, is referred to as the “Escrow Fund.”

1. The Escrow Agent agrees to hold the Escrow Fund in an escrow account with the interest payable to Barron Partners, on and subject to the terms of this Escrow Agreement. The parties acknowledge that except for this Agreement, the Escrow Agent is not and will not be a party to any agreement between Barron Partners and the Company, including a Series B Convertible Preferred Stock Purchase Agreement by and between Entech Environmental Technologies, Inc. (the “Purchase Agreement”) and the Investors, and that, as of the date of this Escrow Agreement, the Purchase Agreement has not been finalized or signed. The Escrow Agent has and will have no obligations under the Purchase Agreement, and the Escrow Agent’s only obligations are those expressly set forth in this Escrow Agreement.

2. Barron Partners and EOS agree that each will instruct the Escrow Agent to release from the Escrow Fund, the sum of $3,300,000 and $100,000 respectively in accordance with the joint written instructions from the Company, Barron Partners and EOS if the following conditions shall have been satisfied to Barron Partners’ satisfaction prior to or contemporaneously with the funding.

(a) The Company and Barron Partners and EOS shall have executed the Purchase Agreement in a form acceptable to all parties.

(b) Barron Partners shall be satisfied that all of the conditions to closing under the Purchase Agreement have been satisfied or waived.

(c) Per section 6.25 of the Preferred Stock Purchase Agreement, the Company must retain $100,000 with the Escrow Agent to be utilized in approximately equal quarterly installments for public relations and investor relations firms.

(d)  Per Section 5.10 of the Preferred Stock Purchase Agreement, at closing the Escrow Agent shall disperse to the Investor Seventy-Five Thousand Dollars ($75,000.00) for due diligence expenses.

3. At such time as Barron Partners shall be satisfied that the conditions set forth in Section 2 of this Agreement have been satisfied or waived, Barron Partners and EOS shall notify the Escrow Agent by fax or e-mail to such effect and the Escrow Agent shall wire the sum of $3,400,000 as provided in Section 2 of this Agreement. Any portion of the Escrow Fund in excess of $3,400,000 shall be transferred to Barron Partners. Notwithstanding the foregoing, until the execution of the Purchase Agreement, Barron Partners may request that $3,300,000 of the Escrow Funds be paid to Barron Partners and EOS may request that $100,000 of the Escrow Funds be paid to EOS, in which event the Escrow Agent shall immediately instruct the escrow bank to wire $3,300,000 of the Escrow Funds to Barron Partners and $100,000 of the Escrow Funds to EOS and shall notify the Company to such effect.

4. If the Escrow Agent shall not have received the notice provided by Section 3 of this Agreement by the close of business on February 29, 2008, or such later date as Barron Partners shall advise the Escrow agent, then the Escrow Agent shall, upon receipt of notice from Barron Partners, pay $3,300,000 of the Escrow Funds to Barron Partners and $100,000 of the Escrow Funds to EOS.

5. In the event that the Escrow Agent shall be uncertain as to its obligations with respect to the Escrow Fund, or shall receive instructions, claims or demands which, in the Escrow Agent’s opinion, are in conflict with each other or with any of the provisions of this Agreement, the Escrow Agent shall refrain from taking any action other than to keep safely all Escrow Fund until the Escrow Agent shall have written instructions from Barron Partners as to the disposition of $3,300,000 of the Escrow Fund and from EOS as to the disposition of $100,000 of the escrow fund or until the Escrow Agent is directed by a final judgment of a court of competent jurisdiction final beyond right of review. In addition, in such circumstances, the Escrow Agent may deposit the Escrow Fund into any court of competent jurisdiction, there to abide a decision of the court. In this connection, each of the parties consents to the exclusive jurisdiction of the federal and state courts located in the City, County and State of New York.

6. This Agreement shall terminate upon a distribution of all of the Escrow Fund pursuant to Section 3 or 4 this Agreement or upon a payment of the Escrow Fund into court.

7. The Company, Barron Partners and EOS shall jointly and severally (i) reimburse the Escrow Agent for all reasonable expenses incurred by the Escrow Agent in connection with its duties hereunder and (ii) indemnify and hold harmless the Escrow Agent against any and all losses, claims, liabilities, costs, payments and expenses, including reasonable legal fees for counsel who may be selected by the Escrow Agent, which may be imposed upon or incurred by the Escrow Agent hereunder, except as a result of the gross negligence or willful misconduct of the Escrow Agent; provided however, that this Section 7 shall only apply to the Company if the Purchase Agreement is executed prior to the release of the Escrow Funds in accordance with Section 4 of this Agreement.

8. Documentation Fee: The Company shall pay a documentation and closing fee to the Escrow Agent of $ 2,000.00 out of the Escrow Funds at the closing of the Purchase Agreement, and Barron Partners shall separately pay a documentation and closing fee to the Escrow Agent of $ 2,000.00.

9. The Escrow Agent shall have no duties or responsibilities except those expressly set forth in this Agreement. The Escrow Agent shall have no liability under, or duty to inquire into the terms and provisions of, any agreement between the parties, including the Purchase Agreement. No person, firm or corporation will be recognized by the Escrow Agent as a successor or assignee of any party until there shall be presented to the Escrow Agent evidence satisfactory to it of such succession or assignment. The Escrow Agent may rely upon any instrument in writing believed in good faith by it to be genuine and sufficient and properly presented and shall not be liable or responsible for any action taken or omitted in accordance with the provisions thereof. The Escrow Agent shall not be liable or responsible for any act it may do or omit to do in connection with the performance of its duties as Escrow Agent, except for its gross negligence or willful misconduct. The Escrow Agent may consult with counsel, including partners or associates of and attorneys who are of counsel to the Escrow Agent, and shall be fully protected with respect to any action taken or omitted by it in good faith on written advice of counsel.

10. The Escrow Agent may at any time resign hereunder by giving written notice of its resignation to the other parties hereto, at their addresses set forth below, at least twenty (20) business days prior to the date specified for such resignation to take effect. If the Escrow Agent shall resign, and upon the effective date of the resignation of the Escrow Agent, all property then held by the Escrow Agent pursuant to this Escrow Agreement shall be delivered by the Escrow Agent to such person as may be designated in writing by the joint instructions of the Company and Barron Partners, whereupon all such Escrow Agent’s obligations hereunder shall cease and terminate. If no such person shall have been designated by such date, all of the Escrow Agent’s obligations hereunder shall, nevertheless, cease and terminate. The Escrow Agent’s sole responsibility thereafter shall be to keep safely all property then held by the Escrow Agent and to deliver the same to a person jointly designated as provided in this Agreement or, if the parties shall have failed to designate a successor escrow agent, the Escrow Agent may deposit the Escrow Fund into a court of competent jurisdiction as provided in Section 5 of this Agreement.

11. Any notice, request, demand and other communication hereunder shall be in writing and shall be deemed to have been duly given if delivered by facsimile or e-mail (if receipt is confirmed by the recipient) or sent by messenger or overnight courier service which provides evidence of delivery or by certified or registered mail, return receipt requested, postage prepaid, and shall be deemed given when delivered, if to the Company or Barron Partners at their addresses set forth on the signature page of this Agreement. If any party refuses to accept delivery (other than notice given by telecopier), notice shall be deemed to have been given on the date of attempted delivery. Any party may, by like notice, change the person, address or telecopier number to which notice should be sent.

12. This Agreement shall in all respects be construed and interpreted in accordance with, and the rights of the parties shall be governed by, the laws of the State of New York applicable to contracts executed and to be performed wholly within such State. Each party hereby (a) consents to the exclusive jurisdiction of the United States district court for the Southern District of New York and Supreme Court of the State of New York in the County of New York in any action relating to or arising out of this Agreement, (b) agrees that any process in any action commenced in such court under this Agreement may be served upon either (i) by certified or registered mail, return receipt requested, or by messenger or courier service which obtains evidence of delivery, with the same full force and effect as if personally served upon him in New York City or (ii) by any other method of service permitted by law and (c) waives any claim that the jurisdiction of any such tribunal is not a convenient forum for any such action and any defense or lack of in personam jurisdiction with respect thereto.

13. Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

14. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, personal representatives, successors and assigns; provided, that any assignment of this Agreement or their rights hereunder by any party hereto without the written consent of the other parties shall be void. Nothing in this Agreement is intended to confer upon any other person any rights or remedies under or by reason of this Agreement.

15. This Agreement may be executed and delivered in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

16. No modification, waiver or discharge of any provisions of this Agreement shall bind any party unless it is in writing, specifically refers to this Agreement and is signed by or on behalf of the party to be bound or affected thereby.

Very truly yours,

Signature

Address:	BARRON PARTNERS, L.P.
730 5th Ave. , 25th Floor
New York , NY 10019
	By:	BARRON CAPITAL ADVISORS LLC
Managing Partner
Phone
212-359-0201	By:	/s/ Andrew Barron Worden
Andrew Barron Worden, CEO
Fax: 646-607-2223

Address:
2560 Highvale Dr.	EOS HOLDINGS LLC
Las Vegas, NV 89134

	By:	/s/ Jon Carnes
Phone		Jon Carnes
President

Fax:

Address:	Company: SHAANXI TIANREN ORGANIC FOOD COMPANY, LTD.

	By:	/s/ Yongke Xue
Phone:	Name:	Yongke Xue
	Title:	Director

Fax:
Address:
360 Main St., Suite 100	AGREED TO AND ACCEPTED:
Washington, VA 22747
TRI-STATE TITLE & ESCROW, LLC

	By:	/s/ Guy W. Turner
Guy W. Turner

Phone: 540-675-2155
Fax: 540-675-3155